Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 12, 2015 with respect to the consolidated financial statements of CamelBak Acquisition Corporation and its subsidiaries for the year ended December 31, 2014 included in the Current Report of Vista Outdoor, Inc. on Form 8-K, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

San Francisco, California

August 11, 2016